Exhibit 99.1

BeiGene,Ltd.

BeiGene Announces Initiation of Pivotal Study in China

with BTK Inhibitor BGB-3111 in Patients with Relapsed or Refractory CLL/SLL

BEIJING, March 09, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the dosing of the first patient in a pivotal clinical trial of BGB-3111, an investigational Bruton’s Tyrosine Kinase (BTK) inhibitor, in Chinese patients with relapsed or refractory chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL). BGB-3111 is also currently being evaluated in a pivotal Phase II clinical trial in Chinese patients with relapsed or refractory mantle cell lymphoma (MCL) and a global Phase III clinical trial in comparison with ibrutinib for the treatment of patients with Waldenström’s Macroglobulinemia.

“We are pleased to announce the start of the second pivotal clinical trial of BGB-3111 in China. With this trial, we hope to demonstrate BGB-3111’s efficacy and safety in Chinese patients with CLL/SLL, and build upon the promising data we presented at last year’s ASH annual meeting from the global Phase I trial of BGB-3111 in patients with CLL/SLL,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman.

“We hope that our pivotal program for BGB-3111 in China, with trials currently underway in MCL and CLL/SLL, will allow us to broadly and rapidly develop BGB-3111 for the benefit of cancer patients in China,” commented Lai Wang, Ph.D., Head of China Development.

The Phase II single-arm, open-label, multi-center study is designed to investigate the efficacy and safety of BGB-3111 in patients with relapsed or refractory CLL/SLL. The trial’s primary endpoint is the objective response rate, defined as achievement of either a partial response or complete response at any time on study drug. Secondary endpoints include progression free survival, duration of response, time to response, safety, and tolerability. Professor Jianyong Li of the Jiangsu Province Hospital, the first Affiliated Hospital with Nanjing Medical University, is the lead principal investigator of the trial.

About BGB-3111

BGB-3111 is a potent and highly selective investigational small molecule inhibitor of BTK. BGB-3111 has demonstrated higher selectivity against BTK than ibrutinib (the only BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency) based on biochemical assays, higher exposure than ibrutinib based on their respective Phase I experience, and sustained 24-hour BTK occupancy in both the blood and the lymph node.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 300 scientists, clinicians and staff in mainland China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-3111, the potential implications of these data for the future development of BGB-3111, and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to BGB-3111. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development;

actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com